Exhibit 10.9

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and among Philip A. Pendergraft (“Executive”), Penson Worldwide, Inc., a Delaware corporation (“PWI”) and , Penson Financial Services, Inc. (“PFSI” and collectively with PWI, the “Company”), effective July 16, 2012.
RECITALS

A.    Executive and PWI have entered into an Amended and Restated Employment Agreement dated as of December 31, 2008, as amended February 2, 2012 (the “Employment Agreement”).
B.    Executive is currently serving as the Chief Executive Officer of the Company and a member of PWI’s board of directors (the “Board”).

C.    The parties have agreed that Executive’s employment with the Company will terminate and Executive will be entitled to receive a severance payment and benefits.

D.    Executive understands that the severance payment and benefits are conditioned upon his compliance with the terms and provisions of this Agreement, including his delivery to the Company of an effective general release of all claims against the Company and its affiliates and his adherence to the covenants imposed upon him pursuant to the provisions of this Agreement.
AGREEMENT
Based on the foregoing and in consideration of the mutual covenants set forth in this Agreement, Executive and the Company hereby agree as follows:
1.Termination of Employment. Executive’s employment with the Company shall terminate on July 16, 2012 (the “Separation Date”), and Executive shall thereupon cease to hold the position of Chief Executive Officer or any other position with the Company or any of its subsidiaries other than as set forth below, and he will resign from his position as a Board member. As of the Separation Date, Executive will not be required to perform any further duties or responsibilities or render any additional services in any capacity, whether as an employee, Board member, consultant or otherwise, other than as set forth below, and will not be authorized to bind or make any commitments on behalf of the Company. Accordingly, on the Separation Date, Executive will incur a Separation from Service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, Executive will continue to serve as the non-executive Chairman of the board of directors of two of the Company’s subsidiaries, Penson Financial Services, Inc. and Nexa Technologies, Inc. Executive will serve in these roles as a non-employee without pay, other than as set forth in Section 8 below.
2.    Cessation of Executive Benefits. Except as otherwise required by law or by the express terms of the plan in which Executive participates, Executive shall cease to be entitled to any further Executive benefits or perquisites from the Company effective as of the Separation Date, and Executive shall, as of such Separation Date, cease participation in all employee plans of the Company, including (without limitation); (i) participation in the Company’s Employee Stock Purchase Plan, (ii) eligibility for participant contributions or Company-matching contributions under the Company’s 401(k) plan and (iii) participation in the Company’s group health care, life insurance and disability insurance plans, except for any post-employment coverage under the Company’s group health care plan to which he is entitled pursuant to his statutory COBRA coverage rights. In addition, Executive shall not accrue any other benefits, including (without limitation) vacation, flexible spending, leave entitlement, severance or other compensation after the Separation Date. However, Executive shall be entitled to the full value of any benefits accrued under the Company’s employee benefit plans prior to the Separation Date and to the additional benefits provided pursuant to the express terms of this Agreement following the Separation Date.
3.    Severance Benefits. PWI and PFSI jointly and severally agree to make the payments and provide the benefits described below (the “Severance Benefits”), during the Severance Period, subject to the conditions and limitations set forth in Section 4 below.
A.    The Company will pay Executive cash severance (“Cash Severance”) in an aggregate amount equal to Six Hundred Thousand Dollars ($600,000). Three Hundred Thousand Dollars ($300,000) of the Cash Severance (the “Initial Payment”) shall be paid to Executive within five (5) business days following the Effective Date, as defined in the General Release required under Section 4. The remaining Three Hundred Thousand Dollars ($300,000) of the Cash Severance shall be paid in successive equal installments over the Severance Period on each successive regularly scheduled pay date for the Company’s salaried employees commencing on the first pay date following the date of payment of the Initial Payment. The Severance Period shall extend for 12 months from the date of payment of the Initial Payment.
B.    COBRA Premium Payments. Provided Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, the Company will reimburse Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents (collectively, the “Coverage Costs”) during the Severance Period. In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility.
4.    Severance Benefit Conditions & Limitations.
A.    In order to receive any Severance Benefits, Executive must execute a Post-Termination General Release of All Claims Agreement, in the form attached as Exhibit A hereto, which is made a part of this Separation Agreement (“General Release”) within 21 days following Executive’s Separation Date; provided, however, that the General Release becomes effective and enforceable in accordance with its terms.
B.    In order to receive and continue to receive Severance Benefits, Executive must comply with Executive’s obligations under the Confidential Information, Invention Assignment and Arbitration Agreement (“Confidential Information Agreement”) previously executed by Executive in accordance with its terms, and must comply with the restrictions of this Section 4.C. For the purposes of this Section 4.C, the following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities and/or foreign exchange transactions; (ii) “Customer” means any person, entity or business that was a customer, or was specifically targeted to become a customer, of the Company or any subsidiary during the one (1)-year period prior to the Separation Date; (iii) “Territory” means and includes each of the fifty (50) states of the United States of America and its protectorates, Canada, the United Kingdom, Japan and Hong Kong; (iv) “Service Provider,” means any person who is during the Severance Period, and was at any time during the one (1)-year period prior to the Separation Date, an employee, consultant, or independent contractor of the Company or any subsidiary; and (v) “Apex Entity” means Apex Clearing Holdings LLC, Apex Clearing Corporation or any entity affiliated with Apex Clearing Holdings LLC.
(i)    Non-Solicitation of Service Providers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity (other than an Apex Entity), either directly or indirectly recruit, encourage or solicit any Service Provider to leave or reduce that Service Provider’s employment with or services to the Company or any subsidiary.
(ii)    Non-Solicitation of Customers. During the Restriction Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity (other than an Apex Entity), either directly or indirectly, contact, recruit, encourage or solicit any Customer with respect to the Business.

(iii)    Non-Competition. During the Severance Period, Executive shall not, anywhere in the Territory, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venturer, trustee, stockholder, investor, lender or guarantor of any corporation, partnership or other entity (other than an Apex Entity), or in any other capacity, either directly or indirectly (on Executive’s own behalf or on behalf of any other person or entity (other than an Apex Entity)) (a) engage in the Business or (b) permit Executive ’s name to be used in the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of “publicly traded securities” of any business that is competitive with or similar to the Business or any person who owns a business that is competitive with or similar to the Business Executive acknowledges and agrees that each of the restrictions of this Section 4.C. is reasonable with respect to subject matter, length of time, and geographic area, and will not prevent Executive from pursuing an occupation or living during the Severance Period.
C.    In the event that Executive breaches any of Executive’s obligations under Section 4.C. above prior to expiration of the Severance Period:
(i)    Executive shall cease to be entitled to any further Severance Benefits, otherwise to be provided under Section 3 above, except that Executive shall be eligible to receive or retain, as the case may be, Severance Benefits equal to fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of such breach. Any additional payments that Executive is eligible to receive pursuant to this Section 4.D. in order to bring the total amount of Severance Benefits to 50% shall be paid at the same time or times as such payments would otherwise have been paid under Section 3;
(ii)    The Company shall be entitled to recover from Executive any and all amounts that may have been paid to or on behalf of Executive as Severance Benefits in excess of fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of Executive’s breach; and
(iii)    The Company shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against Executive, including, without limitation, injunctive relief.
D.    Severance Benefits provided under Section 3 above shall in all cases be reduced by any payments or benefits to which Executive may be entitled under the federal Worker Adjustment Retraining Notification Act, and/or under any applicable state law counterpart statute.
E.    Severance Benefits under Section 3 above shall be the only severance and/or measure of damages or loss to which Executive shall be entitled upon termination of Executive’s employment or service with the Company or any subsidiary. Except as set forth in Section 3 above, no other amounts or benefits shall be owed to Executive, including but not limited to under any other plan, program or practice of the Company or of any subsidiary or affiliate of the Company.
5.    Options and Other Equity Awards.
A.    Executive’s outstanding stock options and restricted stock units, to the extent those equity awards are not vested on the Separation Date in accordance with their existing terms, shall immediately terminate on the Separation Date, and Executive shall cease to have any further right or entitlement to acquire any shares of the Company’s common stock under those cancelled equity awards. Any and all of Executive’s stock options that are vested and outstanding on the Separation Date shall be subject to the limited post-Separation Date exercise period currently in effect for Executive’s outstanding stock options which generally is three (3) months measured from such Separation Date.
B.    Executive agrees that he will fully comply with all Company rules and policies, including all insider-trading policies, with regard to his vested stock options and/or restricted stock units and any purchase and/or sale of Company stock.
C.    Executive understands and agrees that, because he is on the Company’s blackout list, he will remain on the blackout list and subject to applicable trading restrictions until the next trading window opens. Executive further understands and agrees that because his Separation Date falls within a closed window, he may not engage in any open market transactions in the Company’s stock until the window opens and, regardless of whether the window has opened, he may never trade on material, non-public information. Trading windows generally open on the second trading day following public release of earnings information for the prior quarter and close beginning with the close of the market on the last day of the second month of each quarter.
6.    Acknowledgement. Executive acknowledges and agrees that the Severance Benefits and all other consideration to be provided to him under this Agreement are in lieu of any severance benefits payable under the Employment Agreement. Executive also understands that none of the consideration or benefits provided by this Agreement shall be paid to him if the Release conditions set forth in Section 4 are not satisfied.
7.    Accrued Salary, Expenses and Vacation Pay. On the Separation Date, the Company shall pay Executive (i) any earned but unpaid base salary through that date, (ii) any unreimbursed business expenses incurred by Executive for which timely documentation has been submitted and (iii) an amount equal to his accrued but unpaid vacation pay (based on his current rate of base salary), if any. These amounts will be paid regardless of whether Executive satisfies the Severance Benefits requirements of Section 4. For business expenses incurred before the Separation Date for which documentation has not been submitted, Executive understands and agrees that he will submit such documentation within thirty (30) days of the Separation Date. Any business expenses submitted after thirty (30) days following the Separation Date will not be reimbursed. In addition, Executive understands that all expenses submitted must be in compliance with the Company’s standard Travel and Expense Policy in effect as of the date of this Agreement.

8.    Cooperation with the Company. For up to twenty (20) hours per month during the Severance Period, Executive agrees to be available to provide services to the Company through his role as non-executive Chairman of the boards of directors of Penson Financial Services, Inc. and Nexa Technologies, Inc., including cooperation with the Company and/or its attorneys with respect to any administrative, judicial or other proceeding of which the Company believes Executive may have any knowledge or information that may be relevant to such proceeding. To the extent that the Company requests more than twenty (20) hours per month of time commitment, such additional commitment will be at the Executive’s sole discretion and the Company will compensate Executive for such additional time at the rate of two hundred dollars ($200) per hour, payable monthly in arrears.
9.    Confidentiality of Agreement. Executive shall maintain the terms and conditions of this Agreement completely confidential and shall not disclose them to any person, except members of his immediate family, accountant or attorney and to them only after they agree to be bound by this confidentiality provision.
10.    Withholding Taxes. The Company shall withhold from all amounts payable to Executive under this Agreement all Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation, and Executive shall only receive the net amount remaining after such taxes have been withheld.
11.    Mandatory Arbitration. Any and all disputes by and among any of the parties that arise from or relate to this Agreement shall be resolved through final and binding arbitration which shall be instead of any civil litigation, except to the extent specifically set forth in Section 13.E. below. Each of the parties hereby waives their respective right to a jury trial as to such disputes, and understands and agrees that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The provisions of this Section 13 shall replace and supersede the provisions of Section 5 of the Confidential Information Agreement in its entirety.
A.    Arbitration shall be conducted in Dallas, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect and to the extent consistent with applicable law, although the arbitrator may be selected by mutual agreement of the parties and need not be a panel member of the American Arbitration Association. It is the parties’ intent that, prior to initiating arbitration proceedings, the parties shall mediate their dispute with one another in a good faith attempt to avoid the necessity of resolving their disputes through arbitration proceedings.
B.    The arbitrator shall allow the discovery authorized and/or required by applicable law in arbitration proceedings, including but not limited to discovery available under applicable State and/or federal arbitration statutes, including the Federal Arbitration Act.
C.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by applicable law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.
D.    Each party to the arbitration shall bear their own respective attorneys’ fees and costs incurred in connection with the arbitration; and the parties shall share equally the arbitrator’s fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall award attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to which of the Parties is the prevailing party in the arbitration, the Arbitrator will decide this issue.
E.    Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of Sections 2 and 4 of the Confidential Information Agreement may, at the election of the Company in its sole discretion, be brought in any state or federal court of competent jurisdiction. In connection therewith, Executive acknowledges that his breach of or other failure to comply with any provision of the foregoing Sections would cause irreparable harm to the Company for which there is no adequate remedy at law, and that in the event of such breach or failure the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of his obligations thereunder.
F.    To the extent that any of the AAA Rules or anything in this Section 13 conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. In the event Executive is a registered representative under the rules of the Financial Industry Regulatory Authority (“FINRA”), then notwithstanding anything to the contrary in this Section, if required by the rules of FINRA, the arbitration shall be conducted in accordance with the rules and procedures of FINRA, the Company’s Employee Handbook and other Company documentation (each of which contain policies and procedures relating to FINRA arbitration).
12.    Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement, as the case may be, shall continue in full force and effect.

13.    Miscellaneous Provisions.
A.    Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.
B.    Notices. Written notices required or permitted to be given pursuant to this Agreement shall be given as follows:

To the Company:	Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 Attn: Chairman, Board of Directors

Penson Financial Services, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Attn: Chairman, Board of Directors

To Executive:	Philip A. Pendergraft 3618 Lake Powell Drive Arlington, Texas 76016

C.    Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements (including the Employment Agreement) have been and are merged and integrated into, and are superseded by, this Agreement; provided, however, that the Confidential Information Agreement, the General Release, the Indemnification Agreement between the Company and Executive, and all agreements evidencing Executive’s outstanding stock options, restricted stock units or other equity awards from the Company shall remain in full force and effect in accordance with their respective terms unless otherwise modified by this Agreement.
D.    Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by each of Executive and the Company.
E.    Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.
F.    Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Executive and the personal representatives of his estate and the successors and assigns of the Company. In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, Executives, and any and all other related individuals and entities.
G.    Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without taking into account conflict of law principles.
H.    Counterparts. This Agreement maybe executed and delivered in any number of counterparts or copies (“Counterparts”) by the parties to this Agreement. When each party has signed and delivered at least one Counterpart to the other party to this Agreement, each Counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement. Such delivery may be made by confirmed facsimile transmission.
I.    Independent Advice from Counsel. Executive has received prior independent legal advice from legal counsel of his choice with respect to the advisability of executing this Agreement. Executive has also obtained his own legal counsel with respect to the tax implications of the payments and benefits to be provided to him under this Agreement, and Executive shall be solely responsible for the payment of any federal, state or local taxes that he may incur, in excess of the amounts withheld pursuant to Section 12, as a result of those payments and benefits. Executive hereby releases the Company (and its subsidiaries and successors) and agrees to indemnify and hold the Company harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by any tax authorities with respect to any tax obligations that may arise as a result of any payments under this Agreement.
J.    Knowing and Voluntary Agreement. Each party acknowledges that he or it is entering into this Agreement knowingly and voluntarily after having had an opportunity to negotiate with regard to the terms of this Agreement, to receive advice with regard to it, to carefully read and consider its terms, and to make such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such party deems necessary or desirable.

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on the dates specified below.

THE COMPANY:

PENSON WORLDWIDE, INC.

By: /s/ David Johnson

Dated: July 2, 2012

PENSON FINANCIAL SERVICES, INC.

By: /s/ Roger J. Engemoen, Jr.

Dated: July 2, 2012

EXECUTIVE:

/s/ Philip A. Pendergraft
Philip A. Pendergraft

Dated: July 2, 2012

EXHIBIT A

POST-TERMINATION GENERAL RELEASE OF ALL CLAIMS AGREEMENT
This Post-Termination General Release of All Claims Agreement (“Agreement”) is entered into between Penson Worldwide, Inc. (“Company”), and Philip A. Pendergraft (“Executive”), collectively referred to as the “Parties.” This Agreement is effective on the eighth day after Executive executes this Agreement (“Effective Date”).
In consideration for the severance benefits offered by the Company to Executive pursuant to his Separation Agreement dated July 16, 2012 (the “Separation Agreement”), Executive agrees as follows:
1.Termination of Employment. Executive's employment with the Company is terminated effective July 16, 2012 (“Termination Date”).

2.Release of Claims.

(a)In exchange for the consideration provided in the Separation Agreement, Executive hereby expressly waives, releases, and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, parents, affiliates, officers, directors, executives, managers, supervisors, employees, partners, agents, attorneys and representatives (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action that Executive has or claims to have, whether known or unknown, of whatever nature, that exists or may exist as of the date Executive executes this Agreement, including, but not limited to, claims arising from Executive's employment with the Company and/or the termination thereof. As used in this paragraph, with the exception of claims for unemployment benefits, benefits in which Executive is vested, or claims of indemnification arising under any previously executed indemnification agreement, the Company's charter documents, existing insurance policies or applicable law, which are specifically excluded, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims (express or implied), equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, defamation claims, negligence claims, invasion of privacy claims, public policy claims, wage claims, claims for stock options and/or for vesting of options, commissions/bonus pay, claims for severance pay, vacation pay, sick pay, debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the U.S. or Texas Constitutions; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Texas Labor Code, including the Texas Commission on Human Rights Act and Section 451.001 of the Texas Workers' Compensation Act; or any other applicable federal, state or local law, rule, ordinance or regulation (“Released

Claims”). Executive further represents and warrants that Executive has been fully and properly paid for all hours worked and that Executive has received all leave (state and federal), in accordance with applicable law. Executive specifically further acknowledges and agrees that: (i) during Executive's employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the FMLA; and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights. The claims being released do not include any claims, actions, causes of action, suits, demands, or proceedings that Executive may have against the Released Parties (1) arising from any breach of this Agreement or the severance provisions of the Separation Agreement; (2) arising after the date Executive signs this Agreement; (3) that cannot be waived as a matter of law; and (4) that are specifically excluded from the definitions of “claims,” “demands,” and “causes of action” (collectively, the “Excluded Claims”).

(b)IMPORTANT NOTICE REGARDING RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

Without in any way limiting the generality or scope of the Release of Claims set forth in this paragraph 2, Executive hereby acknowledges that Executive knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims Executive may have under the ADEA, and acknowledges and agrees that:

(i)	This Agreement is written in a manner in which Executive fully understands;

(ii)	Executive specifically waives any rights or claims arising under the ADEA;

(iii)	This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(iv)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(v)	Executive has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(vi)
Executive has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement. Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period; and

(vii)
Once executed, Executive has a period of seven (7) days within which Executive can revoke this Agreement, and the Agreement shall not be effective until the 7-day revocation period has been exhausted. Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, provided it was not revoked. If Executive chooses to revoke this Agreement, Executive must do so in writing, and the revocation must be addressed and delivered to Daniel Son, Penson Worldwide, Inc., 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, (fax) (214) 765-1164, before the expiration of the 7-day revocation period. If Executive delivers the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to Daniel Son at the above address and/or fax number within seven (7) days of Executive's execution of this Agreement. If Executive delivers the revocation by mail, the revocation will be considered timely if it is mailed to Daniel Son at the above address and postmarked within seven (7) days of Executive's execution of this Agreement.

(c)    Executive understands that nothing in this Agreement is intended to interfere with or deter Executive's right to challenge the waiver of an ADEA claim or the filing of any charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA waiver, nor does Executive agree to ratify any ADEA waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys' fees or costs to the Company should Executive challenge the waiver of an ADEA claim except as authorized by federal or state law. Notwithstanding the foregoing two sentences, as provided above Executive waives any right to recover any monetary damages from any Released Party in a civil suit brought by any governmental agency or any other individual on Executive's behalf with respect to any Released Claim.
3.No Filing of Claims/Release of Unknown Claims. Executive represents and warrants that Executive does not presently have on file and will not hereafter file any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement. This representation and warranty does not apply to any Excluded Claims that Executive may have against the Company.

4.No Admission of Liability. Executive understands that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Released Parties.

5.No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may claim to have against any Released Party.

6.Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive's representatives, heirs, executors, administrators, successors and assigns.

7.Attorneys' Fees. Executive understands and agrees that in any dispute between the Company and Executive regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

8.Confidential Information. Executive acknowledges that Executive executed a Confidential Information Agreement with the Company in which Executive agreed to maintain the confidentiality of certain trade secrets and/or proprietary information belonging to the Company. Executive understands and agrees that Executive's obligations under such confidentiality agreement survive the termination of his/her employment with the Company and that Executive will continue to be bound by the covenants contained in such confidentiality agreement after the Termination Date.

9.Transition of Knowledge. Executive shall provide, cooperatively and in good faith, to those person(s) designated by the Company, to effectively transition to others Executive's job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by the Company during the 60-day period after the Termination Date.

10.Return of Company Property. Executive agrees that, to the extent Executive has not already done so, Executive will return all Company property, other than his Company laptop computer, no later than fifteen (15) days after the Termination Date, including but not limited to Company property containing any Confidential Information, in good working order, reasonable wear and tear excepted, as a condition of receiving the severance benefits, including but not limited to, personal computers (other than his Company laptop), fax machines, scanners, copiers, diskettes, CD-ROM(s), USB flashdrives and/or other portable electronic data storage devices, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, pagers, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Executive that is or was related to Executive's employment with the Company. Executive's retention of his Company laptop is solely for use in connection with his ongoing responsibilities as non-executive Chairman of the boards of directors of Penson Financial Services, Inc. and Nexa Technologies, Inc., and will be subject to ongoing compliance with his fiduciary duties and confidentiality obligations to the Company. Executive may retain Executive's personal copies of documents evidencing Executive's hire, compensation, benefits, stock options, Executive's employment agreement and Confidential Information Agreement, and any documents that Executive may have received as a stockholder of the Company. In addition, Executive confirms that Executive has finalized and submitted all expense reports, if any, and agrees by Executive's signature on this Agreement that any amounts owed to the Company as of the Termination Date, if any, may be deducted from any payments made to Executive by the Company consistent with applicable law.

11.Non-Disparagement. Unless subject to any subpoena, order, or other process of any court or other governmental body,

(a)Executive agrees and represents that Executive will not at any time (i) publicly disparage or encourage or induce others to publicly disparage the Company, including any of its respective officers, directors, employees, representatives or agents; and/or (ii) engage in conduct that is deliberately intended to injure the Company's reputation and interests, including the reputations and interests of its respective officers, directors, employees, representatives or agents; and

(b)the Company agrees that its Executive Officers will not publicly disparage or encourage or induce others to publicly disparage Executive, or engage in conduct that is deliberately intended to injure Executive's reputation and interests.

12.Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

13.Integration. This Agreement, the Separation Agreement and the Confidential Information Agreement express the entire agreement between the Parties with respect to the subject matter hereof. Nothing in this Agreement supersedes or replaces any of Executive's obligations under his Separation Agreement and the Confidential Information Agreement that survive termination, including, but not limited to (i) his agreement not to solicit Company employees, consultants, independent contractors or customers and not to compete against the Company, for a period of twelve (12) months following the Termination Date; (ii) his duty not to violate the Confidential Information Agreement; and (iii) his (and the Company's) agreement to arbitrate disputes. Moreover, nothing in this Agreement supersedes any previously executed indemnification agreement as may be referenced in paragraph 2 of this Agreement. No changes may be made to the Agreement unless they are made in writing and signed and authorized by the Company.

14.Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions of Texas law, or of any other jurisdiction, except where preempted by federal law. The Parties hereby agree that any dispute that arise from or relate to or any action to enforce this Agreement shall be submitted to final and binding arbitration in Dallas, Texas in accordance with Section VIII.D. of the Employment Agreement.

15.Severability. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

16.Multiple Counterparts. This Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

17.Voluntary Agreement. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING BEEN

ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE'S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

IN WITNESS WHEREOF, I have executed this Agreement on the date provided below.
BY: ____________________
Executive's Signature
Philip A. Pendergraft
DATED:

Penson Worldwide, Inc.

BY:    ____________________
DATED: